UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Ness Technologies, Inc.
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SUPPLEMENT DATED AUGUST 19, 2011
TO DEFINITIVE PROXY STATEMENT DATED JULY 22, 2011

This supplement to the definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) filed by Ness Technologies, Inc. (the “Company” or “Ness”) with the U.S. Securities and Exchange Commission (the “SEC”) on July 22, 2011, is made to update certain information and to respond to allegations made by plaintiffs in certain stockholder litigation relating to the Agreement and Plan of Merger, dated as of June 10, 2011 (the “Merger Agreement”), among Jersey Holding Corporation, a Delaware corporation (“Parent”), Jersey Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into Ness, with Ness surviving as a wholly-owned subsidiary of Parent (the “Merger”).  Parent and Merger Sub are affiliates of Citi Venture Capital International (“CVCI”), a global private equity investment fund.  Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

This supplement to the Definitive Proxy Statement is dated August 19, 2011.

SETTLEMENT OF LITIGATION

This supplement is being filed in connection with a memorandum of understanding, dated August 19, 2011 (the “Memorandum of Understanding”), regarding the settlement of certain litigation relating to the Merger Agreement.

As previously disclosed beginning on pages 5 and 57 of the Definitive Proxy Statement, and page 39 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed with the SEC on August 5, 2011, eight putative class action lawsuits were filed in connection with the Merger Agreement in the Court of Chancery of the State of Delaware against the Company, its directors, CVCI and certain of its subsidiaries, on behalf of the Company’s public stockholders.  On July 8, 2011, the Delaware lawsuits were consolidated under the caption In re Ness Technologies, Inc. Shareholders Litigation (C.A. No. 6569-VCN), and on July 18, 2011, the plaintiffs filed a consolidated amended complaint.  Plaintiffs in the Delaware action also filed a motion for expedited proceedings and a motion for a preliminary injunction.  On July 22, 2011, the Court of Chancery held a hearing on the motion for expedited proceedings, and on August 3, 2011, the Court denied the motion in all respects except for limited and focused expedited discovery to answer the narrow question of whether either the financial advisor to Ness or the special committee of its board of directors were conflicted because of their relationships with CVCI.  Additionally, a putative class action lawsuit was filed in connection with the Merger Agreement in the United States District Court for the District of New Jersey under the caption Nissim Botton v. Ness Technologies, Inc., et al. (Civil Action No. 11-3950(SRC)), against the Company, its directors, CVCI and certain of its subsidiaries, on behalf of the Company’s public stockholders.  On July 15, 2011, the plaintiff moved for expedited discovery and for the scheduling of a preliminary injunction hearing.  On July 22, 2011, Ness and its directors moved to dismiss the New Jersey action.  On July 27, 2011, the Court held a hearing on plaintiff’s motion for expedited discovery, and on August 4, 2011, the Court denied the motion.

On August 19, 2011, we entered into the Memorandum of Understanding with the plaintiffs in the Delaware action regarding the settlement of the Delaware action.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the Delaware action may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make certain supplemental disclosures related to the Merger, all of which are set forth below.  Subject to completion of certain confirmatory discovery by counsel to the plaintiffs in the Delaware action, the Memorandum of Understanding contemplates that the parties to the Delaware action will enter into a stipulation of settlement.  The stipulation of settlement will be subject to customary conditions, including Court of Chancery approval following notice to the Company’s stockholders.  The settlement will not affect the merger consideration of $7.75 per share in cash for each share of Ness common stock to be paid in the Merger.  There can be no assurance that the parties to the Delaware action will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties were to enter into such stipulation.  In such event, the proposed settlement as contemplated by the Memorandum of Understanding may be terminated.

SUPPLEMENTAL DISCLOSURES

In connection with the settlement of the Delaware action as described in this supplement, the Company has agreed to make these supplemental disclosures to the Definitive Proxy Statement.  These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

The Merger (Proposal No. 1) — Background of the Merger

The following disclosure supplements and restates the last full paragraph on page 20 of the Definitive Proxy Statement.

On March 18, 2008, affiliates of Warburg Pincus Equity Partners and Dr. Henry Kressel sold to affiliates of CVCI a total of 3,657,667 shares of our common stock and transferred to affiliates of CVCI registration rights covering substantially all of these shares. During 2007 and 2008, preceding the acquisition of these shares, CVCI had preliminary discussions with the Company about the possibility of making an investment in the Company in conjunction with the acquisition of shares from these stockholders, but such discussions did not advance further. Following CVCI’s acquisition of these shares, CVCI periodically met with management of the Company to discuss and review the Company’s performance and strategy.  Neither BofA Merrill Lynch nor Jefferies & Company, Inc. (“Jefferies”) acted as financial advisor to the CVCI affiliate in connection with CVCI’s investment in the Company.

The following disclosure supplements and restates the third paragraph on page 22 of the Definitive Proxy Statement.

Over the course of several meetings in August 2010, the special committee discussed our existing engagement of BofA Merrill Lynch as financial advisor to the Company and considered whether BofA Merrill Lynch should serve as its financial advisor.  The special committee discussed that BofA Merrill Lynch had previously informed the Company that certain members of its deal team acting as financial advisor to our board of directors were at that time on a separate deal team acting as financial advisor to a CVCI portfolio company in connection with its sale, which transaction closed in November 2010.  After extensive discussions between the special committee and Ropes & Gray, it was determined that the special committee should retain a financial advisor that had not previously advised Ness, and that BofA Merrill Lynch could continue to act as financial advisor to our board of directors.  As discussed below, our board of directors ultimately requested that BofA Merrill Lynch deliver a fairness opinion for the benefit of our board of directors in connection with the transaction.  After considering multiple other potential financial advisors, the special committee decided to engage Jefferies as its exclusive financial advisor. Jefferies originally had been identified as a potential financial advisor by members of the special committee.

The Merger (Proposal No. 1) — Opinions of Financial Advisors — Jefferies & Company, Inc. (Financial Advisor to the Special Committee)

The following disclosure supplements and restates the second paragraph under the heading “Miscellaneous” on page 41 of the Definitive Proxy Statement.

Jefferies and certain of its affiliates in the past provided financial advisory and financing services to certain affiliates of CVCI and continues to do so and received, and may receive, fees for the rendering of such services, including, during the two-year period prior to the date of Jefferies’ opinion, acting as a financial advisor to an affiliate of CVCI in connection with a sale transaction, for which services an affiliate of Jefferies expects to receive an aggregate fee of €3.5 million.  Also during the two-year period prior to the date of Jefferies’ opinion, an affiliate of Jefferies acted as lead manager and sole bookrunner for a debt offering of a CVCI portfolio company identified by CVCI, for which services such affiliate received approximately $970,000.  Jefferies maintains a market in the securities of Ness and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of Ness and/or affiliates of CVCI for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.  In addition, Jefferies may in the future seek to provide financial advisory and financing services to Ness, CVCI or entities that are affiliated with Ness or CVCI, for which Jefferies would expect to receive compensation.

The Merger (Proposal No. 1) — Opinions of Financial Advisors — Merrill Lynch, Pierce, Fenner & Smith Incorporated (Financial Advisor to the Board of Directors)

The following disclosure supplements and restates the second paragraph on page 47 of the Definitive Proxy Statement.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Citigroup, Inc., referred to herein as Citigroup, and certain of its affiliates and certain affiliates and portfolio companies of CVCI, which are each affiliates of Parent, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to certain affiliates and portfolio companies of CVCI in connection with merger and acquisition transactions, (ii) having acted as underwriter, initial purchaser and/or placement agent for various equity and debt offerings undertaken by affiliates and portfolio companies of CVCI, (iii) having acted or acting as a lender under certain term loans, letters of credit and credit facilities for Citigroup and certain of its affiliates, including certain affiliates and portfolio companies of CVCI, (iv) having acted as co-manager of certain high grade debt offerings of Citigroup, (v) having provided or providing certain commodity, derivatives and foreign exchange trading services to Citigroup and certain of its affiliates and (vi) having provided or providing certain treasury and trade management services and products to Citigroup and certain of its affiliates.  From January 1, 2009 through June 30, 2011, BofA Merrill Lynch and its affiliates received aggregate revenues from CVCI’s portfolio companies for investment, commercial and corporate banking services of approximately $8.3 million.  In addition, an affiliate of BofA Merrill Lynch is currently acting as financial advisor and corporate broker to a CVCI portfolio company in connection with a publicly-announced transaction, for which such affiliate will receive compensation contingent upon the closing of such transaction.  In addition, certain of BofA Merrill Lynch’s affiliates maintain significant commercial (including vendor and/or customer) relationships with Citigroup and certain of its affiliates.

Important Additional Information and Where You Can Find It

In connection with the proposed Merger, the Company has filed the Definitive Proxy Statement and supplements thereto with the SEC.  On or about July 22, 2011, the Company began mailing the Definitive Proxy Statement to stockholders of record as of the close of business on July 18, 2011. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  Investors and stockholders may obtain a free copy of the proxy statement and other documents filed by the Company at the SEC’s website atwww.sec.gov.  The proxy statement and other relevant documents may also be obtained for free from the Company by directing a request to Investor Relations, Ness Technologies, 300 Frank W. Burr Boulevard, 7th Floor, Teaneck, NJ 07666, USA, telephone: +1 (201) 488-3262.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed Merger.  Certain directors and executive officers of Ness have interests in the Merger that may differ from the interests of the Company’s stockholders generally, with respect to, among other things, acceleration of vesting of stock options, restricted stock and restricted stock units, and other benefits conferred under employment agreements and other arrangements.  Certain information regarding the interests of such directors and executive officers is described in the Definitive Proxy Statement.